Exhibit 99.1

BioTime, Inc.

BIOTIME ANNOUNCES FOURTH QUARTER AND FISCAL YEAR-END 2009
 FINANCIAL RESULTS AND RECENT CORPORATE DEVELOPMENTS

              163% Increase in Total Revenue for the Quarter

                                   28% Increase in Total 2009 Revenue

Alameda, Calif., March 10, 2010 -- BioTime, Inc. (NYSE Amex: BTIM) today reported financial results for the fourth quarter and fiscal year ended December 31, 2009 and provided an update on recent corporate developments.

For the three months ended December 31, 2009 total quarterly revenue (including royalty income, revenue recognition of deferred license fees, and grant income) was $749,341, up 163% from $285,280 for the same period one year ago.  The net income for the quarter ended December 31, 2009 was $1.4 million, or $0.04 per share compared to a net loss of $1.6 million or $0.06 per share for the quarter ended December 31, 2008. The net income for the quarter ended December 31, 2009 includes the reversal of the previously recorded liability for stock appreciation rights in the amount of $2.1 million, resulting from the fourth quarter expiration of the stock appreciation rights.

“Our team has recently achieved several significant milestones and is positioned to generate substantial revenue growth in 2010,” said Michael West, Ph.D., President and CEO.  “We have made our first shipment of BioTime’s progenitor cell lines and growth media to our partner Millipore and they are now available for order by researchers through Millipore’s stem cell homepage, www.millipore.com/stemcells.  Millipore, which is already a leading supplier of stem cell research reagents, is marketing the product line through their direct sales force. In addition, during the first quarter of 2010 our subsidiary, BioTime Asia, received initial orders from four hospital-based stem cell research centers in China for BioTime’s stem cell products for research and development purposes,” continued Dr. West.

During the fourth quarter, BioTime recognized $280,041 in royalty revenue from the sale of Hextend®, BioTime’s proprietary physiologically balanced blood plasma volume expander for treating low blood volume, a condition often caused from blood loss during surgery or trauma.  This compares to royalty revenue from the sale of Hextend of $212,009 during the three months ended December 31, 2008.  Royalties of $19,887 from sales of Hextend by CJ were included in license fees during the fourth quarter of 2008. The increase in royalties is attributable to an increase in sales to hospitals by Hospira.  For the full year ended December 31, 2009, BioTime received $1.1 million in royalties from Hextend as compared with royalties of $1.2 million for the full year ended December 31, 2008. The decrease is primarily due to a decrease in sales of Hextend to the United States Armed Forces, which was offset somewhat by an increase in sales to hospitals.  Purchases by the Armed Forces generally take the form of intermittent, large volume orders, and cannot be predicted with certainty.

March 10, 2010

During the first quarter of 2010, we received royalties of $293,373 on sales of Hextend by Hospira and CJ that occurred during the fourth quarter of 2009.  Royalties for the quarter increased 33% from royalties of $219,895 received during the same period last year.  The increase is generally due to an increase in sales to the military by Hospira and to an increase in overall sales by CJ, offset somewhat by a decrease in sales to hospitals by Hospira.  These royalties will be reflected in our financial statements for the first quarter of 2010.

BioTime’s total revenue for the 12 months ended December 31, 2009 was $1.9 million as compared to $1.5 million for the year ago period.  The net loss for the year was $5.1 million or $0.18 per share, versus $3.8 million, or $0.16 per share.  The increase in net loss for the year is largely attributable to increased research and development costs as we expanded our stem cell research program, and interest on borrowings under our Revolving Line of Credit, which has since been paid off.

“Hextend continues to build on its market position as the standard plasma volume expander at a number of prominent teaching hospitals and leading medical centers, and is part of the Tactical Combat Casualty Care protocol,” continued Dr. West.  “Recently, results from the first independent study evaluating the use of Hextend in hemodynamically unstable trauma patients demonstrated that initial resuscitation with Hextend was associated with no obvious coagulopathy and reduced mortality compared to fluid resuscitation without Hextend. The results verify our long-held belief about the clinical benefits of Hextend,” added Dr. West.

Cash and cash equivalents totaled $12.2 million as of December 31, 2009, compared with $12,279 as of December 31, 2008.  During the year ended December 31, 2009, we received $16.5 million in net cash from financing activities, including $8.0 million of equity capital raised through the sale of 4,400,000 common shares and 4,400,000 stock purchase warrants to two private investors, $4.0 million raised by our subsidiary, OncoCyte Corporation, through the sale of 6,000,000 shares of its common stock to two investors, and approximately $2.0 million of net loan proceeds under our Revolving Credit Agreement.  Our Revolving Line of Credit indebtedness was paid off during 2009, primarily through our lenders’ exchange of their line of credit promissory notes for BioTime common shares and warrants.

In addition, BioTime has 12,264,345 common share purchase warrants outstanding, most of which are exercisable at a price of $2.00 per share, and all of which expire in the fourth quarter of 2010.  In order to provide warrant holders with an incentive to exercise their warrants prior to the October 31, 2010 warrant expiration date, we previously announced a plan to offer the warrant holders the opportunity to exercise up to 3,000,000 warrants, in the aggregate, at a price of $1.70 per share, representing a discount of $0.30 per share from the regular warrant exercise price of $2.00 per share.  The commencement and expiration dates of the warrant discount offer have not yet been determined.  A post-effective amendment to a registration statement relating to the warrants and the discount offer has been filed with the Securities and Exchange Commission but has not yet become effective. The warrant discount offer will not commence until a registration statement becomes effective.  We plan to use any proceeds we may receive from the exercise of those warrants to fund our operations and a planned additional investment of $2.25 million in OncoCyte.

“We continue to focus on executing our growth strategy,” concluded Dr. West.  “For 2010, our goals include increasing revenue from the sale of our stem cell research products; further developing our OncoCyte subsidiary, which is dedicated to the development of stem cell therapeutic products addressing the oncology market; launching additional stem cell therapeutic subsidiaries to address other unmet markets; and pursuing development and marketing opportunities through our subsidiary BioTime Asia.”

March 10, 2010

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime's subsidiary OncoCyte Corporation focuses on the therapeutic applications of stem cell technology in cancer.  BioTime also plans to develop, through its subsidiary BioTime Asia, therapeutic products in China for the treatment of ophthalmologic, skin, musculo-skeletal system and hematologic diseases, including the targeting of genetically modified stem cells to tumors as a novel means of treating currently incurable forms of cancer. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates,") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1152&to=ea&s=0

CONTACT:
BioTime	Investors
Judith Segall	EVC Group
510-521-3390, ext 301	Barbara Domingo, 415-896-6820
jsegall@biotimemail.com	Douglas Sherk, 415-896-6820

March 10, 2010

BIOTIME, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,189,081	$12,279
Inventory	38,384	-
Prepaid expenses and other current assets	138,547	96,595
Total current assets	12,366,012	108,874
Equipment, net of accumulated depreciation of $54,291 and $602,510 in 2009 and 2008, respectively	131,133	105,607
Deferred license fees	880,000	750,000
Deposits	55,926	70,976
TOTAL ASSETS	$13,433,071	$1,035,457

LIABILITIES AND EQUITY/(DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$530,958	$1,179,914
Lines of credit payable, net	-	1,885,699
Deferred grant income	263,397	-
Deferred license revenue, current portion	367,904	312,904
Total current liabilities	1,162,259	3,378,517

LONG-TERM LIABILITIES
Stock appreciation rights compensation liability	-	483,688
Deferred rent, net of current portion	-	3,339
Deferred license revenue, net of current portion	1,223,823	1,516,727
Total long-term liabilities	1,223,823	2,003,754

COMMITMENTS AND CONTINGENCIES
EQUITY/(DEFICIT):
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; issued and outstanding shares; 33,667,659 and 25,076,798 in 2009 and 2008, respectively	59,722,318	43,184,606
Contributed capital	93,972	93,972
Accumulated deficit	(52,769,891)	(47,625,392)
Total shareholders' equity/(deficit)	7,046,399	(4,346,814)
Noncontrolling interest	4,000,590	-
Total equity/(deficit)	11,046,989	(4,346,814)
TOTAL LIABILITIES AND EQUITY/(DEFICIT)	$13,433,071	$1,035,457

March 10, 2010

BIOTIME, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended
	December 31,
	2009	2008
REVENUES:
License fees	$292,832	$277,999
Royalty from product sales	1,079,951	1,203,453
Grant income and other revenues	552,385	22,340
Total revenues	1,925,168	1,503,792
EXPENSES:
Research and development	(2,968,987)	(1,725,187)
General and administrative	(2,476,447)	(2,601,237)
Total expenses	(5,445,434)	(4,326,424)
Loss from operations	(3,520,266)	(2,822,632)
OTHER INCOME (EXPENSES):
Interest expense	(1,653,755)	(965,781)
Other income	30,112	7,518
Total net other income (expenses)	(1,623,643)	(958,263)
NET LOSS	(5,143,909)	(3,780,895)
Net income attributable to the noncontrolling interest	(590)	-
Net loss attributable to BioTime, Inc.	$(5,144,499)	$(3,780,895)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.18)	$(0.16)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:BASIC AND DILUTED	29,295,608	23,749,933